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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*

                             EXE Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    301504106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 10, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]    Rule 13d-1(b)

               [X]    Rule 13d-1(c)

               [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)


                               Page 1 of 8 pages

 ----------------------                                   ----------------------
 CUSIP NO. 301504106                 13G                  PAGE 2 OF 8 PAGES
 ----------------------                                   ----------------------



--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Symphony Technology II-A, L.P.
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b)
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES                       0
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              4,560,188
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING                     0
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH:               4,560,188
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,560,188
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.90%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 8 pages

 ----------------------                                   ----------------------
 CUSIP NO.  301504106                13G                  PAGE 3 OF 8 PAGES
 ----------------------                                   ----------------------



--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Symphony Technology II GP, LLC
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b)
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES                       0
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              4,560,188
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING                     0
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH:               4,560,188
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,560,188
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.90%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                  Page 3 of 8 pages

 ----------------------                                   ----------------------
 CUSIP NO. 301504106                 13G                  PAGE 4 OF 8 PAGES
 ----------------------                                   ----------------------



--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Symphony Technology Group, LLC
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b)
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES                       0
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              4,560,188
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING                     0
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH:               4,560,188
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,560,188
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.90%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 8 pages

 ----------------------                                   ----------------------
 CUSIP NO.  301504106                13G                  PAGE 5 OF 8 PAGES
 ----------------------                                   ----------------------



--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Romesh Wadhwani
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b)
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               5,320,188
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY                       0
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING             5,320,188
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH:                       0
--------------------------------------------------------------------------------

 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,320,188
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           11.55%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 5 of 8 pages

                              GENERAL INSTRUCTIONS

A. Information contained in a form which is required to be filed by rules under section 13(f) (15 U.S.C. 78m(f)) for the same calendar year as that covered by a statement on this schedule may be incorporated by reference in response to any of the items of this schedule. If such information is incorporated by reference in this schedule, copies of the relevant pages of such form shall be filed as an exhibit to this schedule.

B. The item numbers and captions of the items shall be included but the text of the items is to be omitted. The answers to the items shall be so prepared as to indicate clearly the coverage of the items without referring to the text of the items. Answer every item. If an item is inapplicable or the answer is in the negative, so state.

ITEM 1.

           (a)    Name of Issuer
                  EXE Technologies, Inc.

           (b)    Address of Issuer's Principal Executive Offices
                  8787 Stemmons Freeway, Dallas, TX  75247

ITEM 2.

           (a)    Name of Person Filing
                  Symphony Technology II-A, L.P. ("STA")
                  Symphony Technology II GP, LLC ("ST")
                  Symphony Technology Group, LLC) ("STG")
                  Romesh Wadhwani ("RW")

           (b) Address of Principal Business Office or, if none, Residence STA, ST, STG and RW: 101 Redwood Shores Parkway, Suite 210, Redwood City, CA 94065

           (c)    Citizenship
                  STA, ST and STG:  Delaware
                  RW:  United States

           (d)    Title of Class of Securities
                  Common Stock

           (e)    CUSIP Number

                  301504 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           Not Applicable


                               Page 6 of 8 pages

ITEM 4.    OWNERSHIP

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)    Amount Beneficially Owned:
                  STA, ST and STG:  4,560,188
                  RW:  5,320,188

           (b)    Percent of Class:
                  STA, ST and STG:  9.90%
                  RW:  11.55%

           (c)    Number of shares as to which such person has:

                  (i)     Sole power to vote or to direct the vote:
                          STA, ST and STG:  0
                          RW:  5,320,188

                  (ii)    Shared power to vote or to direct the vote:
                          STA, ST and STG:  4,560,188
                          RW:  0

                  (iii)   Sole power to dispose or to direct the disposition of:
                          STA, ST and STG:  0
                          RW:  5,320,188

                  (iv) Shared power to dispose or to direct the disposition of:
                          STA, ST and STG: 4,560,188
                          RW: 0


Instruction: For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d-3(d)(1).

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not Applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           Not Applicable

ITEM 9.    NOTICE OF DISSOLUTION OF A GROUP

           Not Applicable

ITEM 10.   CERTIFICATION

           (a) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 7 of 8 pages

EXHIBIT A

                             JOINT FILING STATEMENT

                                   [SIGNATURE]

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:  May 16, 2002


                              SYMPHONY TECHNOLOGY II-A, L.P.,
                                BY: SYMPHONY TECHNOLOGY II GP, LLC, ITS
                                GENERAL PARTNER


                                 /s/ Romesh Wadhwani
                              ------------------------------------------------
                              By:  Romesh Wadhwani, C.E.O. & Managing Director


                              SYMPHONY TECHNOLOGY II, GP, LLC


                                 /s/ Romesh Wadhwani
                              ------------------------------------------------
                              By:  Romesh Wadhwani, C.E.O. & Managing Director


                              SYMPHONY TECHNOLOGY GROUP, LLC


                                 /s/ Romesh Wadhwani
                              ------------------------------------------------
                              By:  Romesh Wadhwani, C.E.O. & Managing Director


                                 /s/ Romesh Wadhwani
                              --------------------------------------------
                              Romesh Wadhwani



                               Page 8 of 8 pages